Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Strong Financial Results for Second Quarter 2008,
Raises Full-Year Guidance for Earnings Per Share and Total Revenues
— New Quarterly Record for Product Sales ($113.7 Million, Up 21%) Drives Total Revenues
Up 18% Over Prior Year, to $119.8 Million –
— Pre-Tax Income Growth of 33% Leads to Quarterly EPS of $0.45 –
— Company Expects Full-Year EPS of $1.83 to $1.87, Revenues of $467 Million to $472 Million —
SAN DIEGO, CA, July 31, 2008 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the second quarter of 2008 and raised its full-year guidance for earnings per share (EPS) and total revenues.
“Gen-Probe posted excellent financial results in the second quarter of 2008,” said Henry L. Nordhoff, the Company’s chairman and chief executive officer. “Growth in our clinical diagnostics and blood screening businesses accelerated compared to recent quarters, leading to new product sales records in both areas.”
In the second quarter of 2008, product sales were $113.7 million, compared to $93.9 million in the prior year period, an increase of 21%. Total revenues for the second quarter of 2008 were $119.8 million, compared to $101.3 million in the prior year period, an increase of 18%.
Net income was $24.8 million ($0.45 per share) in the second quarter of 2008, compared to $27.0 million ($0.50 per share) in the prior year period, a decrease of 8% (10% per share) attributable to an unusually low tax rate in the prior year period. As previously disclosed, Gen-Probe’s net income and EPS in the prior year period benefited from a reduction in income tax expense of approximately $8.7 million ($0.16 per share). This benefit resulted from the completion of an Internal Revenue Service (IRS) audit of the Company’s 2003 and 2004 federal income tax returns. By comparison, Gen-Probe’s net income and EPS in the second quarter of 2008 benefited from a reduction in income tax expense of approximately $1.0 million ($0.02 per share), which resulted from the completion of an IRS audit of the Company’s 2005 federal income tax return.
For the first six months of 2008, product sales were $215.2 million, compared to $181.0 million in the prior year period, an increase of 19%. Total revenues for the first six months of 2008 were $242.4 million, compared to $202.3 million in the prior year period, an increase of 20%. Net income was $56.7 million ($1.03 per share) in the first six months of 2008, compared to $48.5 million ($0.90 per share) in the prior year period, an increase of 17% (14% per share).
In this press release, all per share amounts are calculated on a fully diluted basis, and all results are presented on a U.S. GAAP basis.

Detailed Results
Gen-Probe’s clinical diagnostics sales in the second quarter of 2008 benefited from continued growth of the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay increased based on market share gains on both the Company’s semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the second quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales in the second quarter of 2008 benefited from continued international expansion of the PROCLEIX ULTRIO assay, from higher pricing associated with U.S. commercial sales of the PROCLEIX WNV (West Nile virus) assay on the TIGRIS system, and from a one-time payment of $2.6 million related to historical revenue adjustments made in the Company’s blood screening collaboration with Chiron. Quarterly blood screening sales also included approximately $1.9 million of foreign exchange benefit compared to the prior year. Chiron, a business unit of Novartis Vaccines and Diagnostics, markets the Company’s blood screening products worldwide.
Product sales were, in millions:

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Increase	2008	2007	Increase

Clinical diagnostics	$57.2	$50.1	14%	$109.7	$97.6	12%
Blood screening	$56.5	$43.8	29%	$105.5	$83.4	26%

Total product sales	$113.7	$93.9	21%	$215.2	$181.0	19%
Collaborative research revenues in the second quarter of 2008 were $4.7 million, compared to $5.8 million in the prior year period, a decrease of 19%. In the second quarter of 2007, collaborative research revenues included $2.4 million of reimbursement from Chiron associated with previously incurred development expenses, as well as $1.4 million of funding received from the U.S. Department of Defense for prostate cancer research. The absence of this revenue in the second quarter of 2008 was partially offset by the recognition of $2.7 million of previously deferred milestone revenue that the Company earned based on the termination of its collaboration with 3M regarding healthcare-associated infections. For the first six months of 2008, collaborative research revenues were $7.1 million, compared to $8.1 million in the prior year period, a decrease of 12%.
Royalty and license revenues for the second quarter of 2008 were $1.5 million, compared to $1.6 million in the prior year period, a decrease of 6%. For the first six months of 2008, royalty and license revenues were $20.1 million, compared to $13.2 million in the prior year period, an increase of 52% that resulted primarily from revenue that was recorded in the first quarters of 2007 and 2008 associated with the settlement of Gen-Probe’s patent infringement litigation against Bayer (now Siemens Medical Solutions Diagnostics). Specifically, Gen-Probe recorded $10.3 million of revenue from this settlement in the first quarter of 2007, and a final payment of $16.4 million in the first quarter of 2008.
Gross margin on product sales in the second quarter of 2008 was 71.4%, compared to 67.9% in the prior year period. This increase resulted primarily from a favorable product sales mix, namely increased sales of APTIMA® assays, and commercial pricing of the PROCLEIX WNV assay on the TIGRIS system in the United States. Gross margin on product sales also benefited from the $2.6 million adjustment to blood screening sales described above. For the first six months of 2008, gross margin on product sales was 69.7%, compared to 67.2% in the prior year period.

Research and development (R&D) expenses in the second quarter of 2008 were $29.4 million, compared to $25.0 million in the prior year period, an increase of 18%. This increase resulted primarily from a $3.5 million write-off of previously capitalized expenses associated with intellectual property acquired in 2005 from Corixa. R&D expenses also increased in the second quarter of 2008 due to costs associated with key development programs such as the post-marketing studies of the PROCLEIX ULTRIO assay in the United States, the investigational APTIMA human papillomavirus (HPV) assay, and Gen-Probe’s fully automated instrument system for low- and mid-volume labs, known as PANTHER. For the first six months of 2008, R&D expenses were $52.4 million, compared to $45.2 million in the prior year period, an increase of 16%.
Marketing and sales expenses in the second quarter of 2008 were $11.5 million, compared to $9.4 million in the prior year period, an increase of 22% that resulted primarily from European market development efforts related to the Company’s APTIMA HPV and PROGENSATM PCA3 assays. For the first six months of 2008, marketing and sales expenses were $23.4 million, compared to $18.9 million in the prior year period, an increase of 24%.
General and administrative (G&A) expenses in the second quarter of 2008 were $13.7 million, compared to $12.1 million in the prior year period, an increase of 13% that resulted primarily from costs associated with the Company’s offer to acquire Innogenetics, which was later withdrawn. For the first six months of 2008, G&A expenses were $25.6 million, compared to $23.4 million in the prior year period, an increase of 9%.
Gen-Probe continues to have a strong balance sheet. As of June 30, 2008, the Company had $499.2 million of cash, cash equivalents and short-term investments, and no debt. In the first six months of 2008, Gen-Probe generated net cash of $91.7 million from its operating activities.
Updated 2008 Financial Guidance
“Based on our strong performance in the second quarter, we are raising our full-year 2008 revenue and EPS guidance,” said Herm Rosenman, the Company’s senior vice president of finance and chief financial officer. Gen-Probe’s current and previous 2008 financial guidance is outlined in the table below:

	Current Guidance	Previous Guidance

Total revenues	$467 million to $472 million	$450 million to $455 million
Product gross margins	69% to 70%	68% to 70%
R&D expenses	22% to 23%	23% to 24%
Marketing and sales expenses	9% to 10%	9% to 10%
G&A expenses	11%	11%
Tax rate	34%	34% to 35%
Diluted shares outstanding	55 million to 56 million	55 million to 56 million
EPS	$1.83 to $1.87	$1.72 to $1.76
Recent Events
•	Lucy Shapiro Elected to Board. On May 19, Gen-Probe announced that Lucy Shapiro, Ph.D., a renowned molecular microbiologist at Stanford University, had been elected to its board of directors. Gen-Probe’s board now has eight members, including seven who are not Gen-Probe employees.

•	Gen-Probe Withdraws Offer to Acquire Innogenetics. On July 9, Gen-Probe withdrew its conditional tender offer to acquire 100% of the outstanding shares, warrants and convertible bonds of Innogenetics, a Belgian molecular diagnostics company. Gen-Probe had offered to acquire the company on June 3 for EUR 6.10 per share, after which Solvay Pharmaceuticals SA made an offer of EUR 6.50 per share.

•	APTIMA HPV Assay Launched in Europe. On May 28, Gen-Probe announced that the Company had launched in Europe its APTIMA HPV assay, a highly specific molecular diagnostic test to detect high-risk strains of the human papillomavirus, which causes cervical cancer. The APTIMA HPV assay has been CE-marked and is currently available for sale in 13 European Union countries.

•	3M Collaboration Terminated. On June 16, 3M and Gen-Probe announced that 3M had discontinued the companies’ collaboration to develop rapid molecular tests for healthcare-associated infections (HCAIs). The collaboration was discontinued due to current technical incompatibilities between Gen-Probe’s nucleic acid testing technologies and 3M’s proprietary microfluidics instrument platform.
Webcast Conference Call
A live webcast of Gen-Probe’s second quarter 2008 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is 866-447-7331 for domestic callers or 203-369-1162 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective NATs that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has approximately 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Trademarks
APTIMA, APTIMA COMBO 2, PACE, PROGENSA and TIGRIS are trademarks of Gen-Probe. ULTRIO and PROCLEIX are trademarks of Novartis. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2008 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2008 growth, revenue, earnings or other financial targets, (ii) the risk that we may not earn or receive milestone payments from our collaborators, including Novartis, (iii) the possibility that the market for the sale of our new products, such as our TIGRIS system,

APTIMA Combo 2 assay, PROCLEIX ULTRIO assay and PROGENSA PCA3 assay, may not develop as expected, (iv) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (v) the risk that products including our PROCLEIX ULTRIO assay or TIGRIS instrument for blood screening may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) we are dependent on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,462	$75,963
Short-term investments	465,778	357,531
Trade accounts receivable, net of allowance for doubtful accounts of $700 and $719 at June 30, 2008 and December 31, 2007, respectively	36,781	32,678
Accounts receivable – other	3,648	11,044
Inventories	51,454	48,540
Deferred income tax — short term	9,646	8,825
Prepaid income tax	358	2,390
Prepaid expenses	12,174	17,505
Other current assets	6,208	4,402

Total current assets	619,509	558,878

Property, plant and equipment, net	141,721	129,493
Capitalized software, net	14,666	15,923
Goodwill	18,621	18,621
Deferred income tax — long term	7,942	7,942
License, manufacturing access fees and other assets, net	60,240	58,196

Total assets	$862,699	$789,053

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,756	$11,777
Accrued salaries and employee benefits	19,265	20,997
Other accrued expenses	4,005	4,014
Income tax payable	—	846
Deferred revenue — short term	1,611	2,836

Total current liabilities	40,637	40,470

Non-current income tax payable	3,376	3,958
Deferred income tax — long term	75	75
Deferred revenue — long term	2,667	4,607
Deferred rent	—	10
Deferred compensation plan liabilities	2,507	1,893

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 54,186,979 and 53,916,298 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	5	5
Additional paid-in capital	435,331	415,229
Accumulated other comprehensive income	163	1,604
Retained earnings	377,938	321,202

Total stockholders’ equity	813,437	738,040

Total liabilities and stockholders’ equity	$862,699	$789,053

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
Product sales	$113,701	$93,897	$215,208	$181,049
Collaborative research revenue	4,651	5,769	7,110	8,121
Royalty and license revenue	1,462	1,615	20,059	13,162

Total revenues	119,814	101,281	242,377	202,332

Operating expenses:
Cost of product sales	32,510	30,178	65,146	59,338
Research and development	29,368	24,973	52,434	45,231
Marketing and sales	11,453	9,393	23,361	18,929
General and administrative	13,671	12,081	25,608	23,362

Total operating expenses	87,002	76,625	166,549	146,860

Income from operations	32,812	24,656	75,828	55,472
Interest income	3,900	2,933	8,107	5,608
Interest expense	(2)	30	(2)	30
Other income/(expense)	(191)	(231)	1,282	(361)

Total other income, net	3,707	2,732	9,387	5,277

Income before income tax	36,519	27,388	85,215	60,749

Income tax expense	11,728	386	28,479	12,272

Net income	$24,791	$27,002	$56,736	$48,477

Net income per share:
Basic	$0.46	$0.51	$1.05	$0.93

Diluted	$0.45	$0.50	$1.03	$0.90

Weighted average shares outstanding:
Basic	53,907	52,504	53,859	52,347

Diluted	55,147	54,051	55,093	53,852

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007

Operating activities:
Net income	$56,736	$48,477
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,233	16,802
Amortization of premiums on investments, net of accretion of discounts	3,504	2,271
Stock-based compensation charges	9,228	9,187
Stock-based compensation income tax benefits	1,294	841
Excess tax benefit from stock-based compensation	(614)	(5,272)
Gain on sale of stock holdings of Molecular Profiling Institute, Inc.	(1,600)	—
Impairment of intangible assets	3,496	—
(Gain)/loss on disposal of property and equipment	(1)	224
Changes in assets and liabilities:
Accounts receivable	3,290	(10,754)
Inventories	(2,749)	1,338
Prepaid expenses	5,333	(1,807)
Other current assets	(1,322)	(2,051)
Other long term assets	(909)	(821)
Accounts payable	3,992	(288)
Accrued salaries and employee benefits	(1,732)	1,208
Other accrued expenses	(9)	427
Income tax payable	(72)	(13,214)
Deferred revenue	(3,165)	(239)
Deferred income tax	(821)	(302)
Deferred rent	(10)	(58)
Deferred compensation plan liabilities	613	419

Net cash provided by operating activities	91,715	46,388

Investing activities:
Proceeds from sales and maturities of short-term investments	205,283	25,885
Purchases of short-term investments	(318,558)	(130,132)
Purchases of property, plant and equipment	(25,717)	(14,223)
Capitalization of intangible assets, including license and manufacturing access fees	(315)	(1,924)
Sale of stock holdings of Molecular Profiling Institute, Inc.	4,100	—
Cash paid for Roche manufacturing access fees	(10,000)	—
Other items, net	114	(263)

Net cash used in investing activities	(145,093)	(120,657)

Financing activities:
Repurchase and retirement of restricted stock for payment of taxes	(479)	—
Excess tax benefit from stock-based compensation	614	5,272
Proceeds from issuance of common stock	10,814	20,383

Net cash provided by financing activities	10,949	25,655

Effect of exchange rate changes on cash and cash equivalents	(72)	138

Net decrease in cash and cash equivalents	(42,501)	(48,476)
Cash and cash equivalents at the beginning of period	75,963	87,905

Cash and cash equivalents at the end of period	$33,462	$39,429